Execution Version

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of this 20th day of June, 2016 (the “Effective Date”), by and between WASH/GREENE, LLC, a Georgia limited liability company (“Seller”), and GREENE COUNTY LTC, LLC, a Georgia limited liability company (“Purchaser”).

W I T N E S S E T H:

FOR AND IN CONSIDERATION of Purchaser’s payment of earnest money, and other good and valuable consideration in hand paid, the receipt and sufficiency whereof are hereby acknowledged, Purchaser agrees to buy, and Seller agrees to sell, certain real property located at 1321 Washington Highway, Union Point, Georgia 30669, such tracts of land being more particularly described on Exhibits “A-1” and “A-2” attached hereto and made a part hereof (the “Land”), together with any and all improvements located thereon, including that certain 71-bed skilled nursing facility known as “Greene Pointe Healthcare Center” (the “Facility” and collectively, the “Improvements”), all easements, water rights, mineral rights, and other rights appurtenant thereto, and all of Seller’s right, title, and interest in and to any public rights-of-way adjoining the Land or Improvements, together with any and all paid development fees, impact fee credits, water, sewer, or other utility tap rights, sewer reservation rights, paid meter or service fees, or other amounts that have been paid to any governmental authority in connection with any previous development of the Land or any utility service provided to any Improvements located on the Land, and all licenses, permits, and entitlements, including all certificates of need, certificates of occupancy, provider numbers, provider agreements, approvals, qualifications, and other authorizations which have been granted by any governmental authority, including those related to or affecting the ownership, operation, maintenance, management, use, regulation, development or expansion of the Facility, the provision of health care services therein, or the reimbursement of health care costs relating thereto. The Land, the Facility, the Improvements, all of the furniture, furnishings, equipment and other personal property, if any, used in the operation of the Facility which is located in said Facility on the Effective Date which is owned by the Seller (collectively the “Equipment”), and all of the foregoing rights, interests, and property as described above are hereinafter collectively referred to as the “Property”. If the Survey or Purchaser’s title examination reveals that the Property includes additional land and/or appurtenant property rights that are not described on Exhibits “A-1” and “A-2”, then, at Purchaser’s election, said land and/or additional rights shall be conveyed by Seller to Purchaser and included within the definition of “Property.” The terms and conditions of the purchase and sale of the Property shall be as hereinafter set forth:

1. PURCHASE PRICE. The purchase price for the Property (“Purchase Price”) payable at the Closing by Purchaser to Seller shall be Three Million Eight Hundred Thousand Dollars ($3,800,000). Subject to Section 5, Purchaser shall pay the Purchase Price to Seller in cash at Closing by wire transfer of immediately available funds deposited to the account designated by Seller, after the payoff of all indebtedness on the Property (defined as “Monetary Liens” in Section 3) based on the payoff letters Seller has provided to Purchaser pursuant to Section 5.3 hereof), less the Earnest Money described in Section 2 hereof, and subject to the adjustments, prorations and credits as herein provided.

2. EARNEST MONEY. In order to secure the performance of its obligations under this Agreement, upon the execution and delivery of this Agreement by Seller and Purchaser, Purchaser shall deliver to Hughes White Kralicek (the “Escrow Agent”), a cash earnest money deposit in the amount of One Hundred Thousand Dollars ($100,000) (the “Earnest Money”). The Escrow Agent shall hold and disburse the Earnest Money in accordance with the parties’ joint instructions under the terms of the Escrow Agreement which is attached hereto as Exhibit B.

3. TITLE AND SURVEY. Purchaser shall obtain a commitment for title insurance on the Land (the “Title Commitment”) issued by Chicago Title Insurance Company (the “Title Company”), together with copies of all items shown as exceptions to title therein, and may obtain a survey of the Land and Improvements (the “Survey”), which if it is to be obtained, shall be prepared by a surveyor selected by Purchaser. Purchaser shall provide written notice to Seller of any matters shown by the Title Commitment or Survey (“Title and Survey Matters”) which are not satisfactory to Purchaser (“Title Notice”). Seller shall be obligated (i) to cure on or before Closing all title and Survey matters of a monetary nature affecting the Property, including all security deeds, mortgages, financing statements, and similar financial instruments, all mechanic’s and materialmen’s liens, judgments, FiFas, tax liens, unpaid real and/or personal property taxes, public or private assessments and all broker’s and surveyor’s liens and other liens for the payment of services or commissions (collectively, “Monetary Liens”), and (ii) to terminate all existing tenancies and rights to possession of the Property, including without limitation, (A) that certain Lease Agreement with respect to the Property dated as of May 26, 2006 as extended by that certain Lease Extension Agreement dated as of August 22, 2007 (the “2006 Lease”), said 2006 Lease having been assigned to Greene County Health Care, LLC effective on October 31, 2007, an affiliate of the Purchaser which currently operates the Facility, and which 2006 Lease is scheduled to expire on June 30, 2016, and (B) that certain lease agreement executed on August 18, 2015 with respect to the Property, by and between Global Healthcare REIT, Inc. and another independent nursing home operator, C. Ross Management, LLC (the “August 18, 2015 Lease”) as disclosed in the Form 10-K filed by Global with the SEC on April 15, 2016. Notwithstanding, Seller shall not be responsible for Monetary Liens or other title defects caused by Purchaser’s failure to comply with Purchaser’s affiliate’s obligations under the 2006 Lease. Purchaser’s right with respect to those Title and Survey Matters which Seller fails to cure, shall be either to elect on or before Closing to waive such objections, to deduct from the Purchase Price at Closing the amount necessary to satisfy any Monetary Liens, or to terminate this Agreement by written notice to Seller, whereupon all Earnest Money shall be returned to Purchaser. Seller shall not, without the prior express written consent of Purchaser, encumber, pledge or assign the Property or any right or interest therein or thereto or grant any easement, lien, or encumbrance thereon, or seek to do, or enter into discussions with respect to, any of the foregoing after the Effective Date.

4. INSPECTIONS. Purchaser, its engineers, surveyors, agents and representatives shall have the right to go on Property to inspect and survey the Property and to conduct, at its expense, relevant studies, investigations and tests, including a title exam, the Survey, a Phase I environmental audit, zoning reviews, geotechnical studies, and other studies and inspections which, in Purchaser’s sole opinion, are necessary to determine the condition of the Property and suitability for Purchaser’s intended uses (collectively, “Inspections”). If Purchaser determines, in its sole discretion, that the Property is not suited for its purposes, then upon written notice delivered to Seller, Purchaser may declare this Agreement terminated, and all Earnest Money shall be returned to Purchaser. The Inspections condition set forth in this paragraph 4 shall be deemed satisfied or waived if Purchaser fails to make objection within five (5) days of the date of this Agreement.

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5. CONDITIONS PRECEDENT TO CLOSING. Purchaser’s obligation to close the acquisition of the Property pursuant to this Agreement is conditioned on all of the following:

5.1 No material adverse change in the physical condition of the Property shall have occurred since the Effective Date that has not been cured by Seller as of the Closing Date to the satisfaction of Purchaser after reasonable inspection.

5.2 Purchaser shall have obtained any and all necessary or desirable governmental entitlements, approvals and permits for its ownership and continued operation of the Facility.

5.3 Seller has set forth on Exhibit C attached hereto a list of the name, address of each person or lender (together with a contact person with phone number and email, loan numbers, principal and accrued interest) which owns or holds any Monetary Liens that encumber the Property and which must be fully satisfied at Closing, and in the case of the 2006 Lease and the August 18, 2015 Lease, must be terminated at Closing, in both cases, in order for Seller to convey good title to the Property to Purchaser free and clear of all liens and encumbrances and it shall be the Seller’s obligation under this Agreement to deliver to Purchaser prior to Closing valid pay-off letters with respect to those Monetary Lines in form and substance satisfactory to Purchaser and the Title Company in their reasonable discretion.

5.4 All required consents and approvals for the sale of the Property by Seller shall have been obtained by Seller and evidence thereof shall have been delivered to Purchaser.

5.5 Purchaser shall have received an owner’s title insurance policy subject only to standard exceptions acceptable to Purchaser.

5.6 Purchaser shall have received such independent valuations and appraisals supporting the Purchase Price as it or its ultimate Section 501(c)(3) parent entity has determined in its sole discretion as are necessary or appropriate for this transaction.

5.7 All of Seller’s covenants and obligations contained in this Agreement shall have been performed by Seller as of Closing, and all of Seller’s representations and warranties shall be true and correct in all respects as of the Effective Date and as of Closing.

6. CLOSING. The closing of the transactions contemplated hereby (the “Closing”) shall take place via overnight courier service without the necessity for a formal closing on or before June 30, 2016; provided, however, if any of the conditions to Closing set forth in Section 5 have not been satisfied as of the Closing, Purchaser shall have the right to (i) extend the Closing for a period of time that is necessary to allow for the satisfaction of such conditions, (ii) waive any such Closing conditions and proceed to Closing in accordance with the terms of this Agreement, or (iii) terminate this Agreement in writing, whereupon neither Seller nor Purchaser shall have any further liability hereunder; and provided, further, that if the Closing has not occurred on or before July 5, 2016, then by virtue of the parties’ agreement in Section 18 below, the non-defaulting party shall be entitled to specific performance as the remedy for the breach of this Agreement by the other party.

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6.1 At Closing, Seller shall execute and deliver to Purchaser a Limited Warranty Deed and if applicable, a Quitclaim Deed, in each case in recordable form, conveying the Land and Improvements to Purchaser, free and clear of (i) all Monetary Liens; and (ii) all liens, claims and encumbrances included in Purchaser’s Title Notice (as updated). Seller shall also execute and deliver to Greene County Health Care, LLC, a Georgia limited liability company, an affiliate of Purchaser and the current operator of the Facility, a Bill of Sale with respect to all of the Equipment owned by Seller. Possession of the Property shall be granted to Purchaser at Closing.

6.2 At Closing, Seller shall pay the State of Georgia property transfer tax, and execute and deliver a State of Georgia transfer tax declaration for the Land and Improvements.

6.3 At Closing, Seller shall pay any and all recording fees for any document associated with curing Monetary Liens and all costs incurred in curing Monetary Liens which Seller is obligated to cure hereunder, or any other costs incurred in curing other title or Survey matters.

6.4 Because the 2006 Lease is triple net with the tenant paying the ad valorem taxes, at Closing, ad valorem taxes due and payable on the Property for the 2016 calendar year shall be prorated between the Purchaser and its affiliate operator (i.e., no reduction of Seller’s proceeds) on the basis of the 2015 tax bill for the Property. Any unpaid assessments shall be prorated between the Purchaser and its affiliate operator as of Closing for the calendar year in which the sale is closed. The provisions of this Section shall survive Closing.

6.5 Any and all utility charges and unpaid assessments pertaining to the Property shall be prorated between the Purchaser and its affiliate operator at Closing as of the date of Closing. The provisions of this Section shall survive Closing.

6.6 Purchaser shall pay the cost of the title examination, the premium for an owner’s title insurance policy, and any and all endorsements thereto, the Survey, due diligence inspections, any environmental site assessment costs, and any and all consultant fees associated therewith.

6.7 At Closing, Seller and Purchaser agree to comply with and to execute and deliver such certifications, affidavits and statements that are required in order to meet the requirements of Internal Revenue Code Section 1445 (Foreign/Non-Foreign Seller).

6.8 At Closing, Seller shall deliver the necessary certificate in form and content to establish that Seller is a Georgia resident and is not subject to withholding from the proceeds of the sale of Property.

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6.9 At Closing, Seller shall execute and deliver a customary owner’s affidavit and other documents reasonably requested by the Title Company as necessary for the issuance of Purchaser’s title policy.

6.10 Seller shall deliver copies of any authorization documents required by the Title Company.

6.11 Purchaser and Seller have a mutual obligation to deliver a closing statement (the “Closing Statement”) at Closing.

6.12 The parties shall allocate the Purchase Price at Closing as set forth on Exhibit D attached hereto (the “Allocation”) in compliance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). Each of the parties agrees and covenants to report this transaction and, if applicable, file IRS Form 8594 with the IRS in accordance with this Allocation and not to take any tax position inconsistent therewith before any taxing authority.

6.13 Purchaser and Seller shall execute and deliver to each other such additional documents needed to effectuate the Closing as reasonably requested by their respective counsel.

6.14 Purchaser and Seller shall each pay their respective legal fees, accounting fees and any other out-of-pocket expenses either incurs in connection with the Closing.

7. SELLER’S DEFAULT. If the transaction is not consummated because of a default by Seller, then Purchaser shall have the right to pursue specific performance pursuant to Section 18, in addition to all other available legal or equitable remedies.

8. SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS. In order to induce Purchaser to enter into this Agreement, and to purchase the Property, Seller hereby represents and warrants to Purchaser as of the Effective Date and as of the date of Closing, and agrees with Purchaser the following:

8.1 Organization and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Georgia and has all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered by or on behalf of Seller hereunder (individually a “Closing Document” and collectively, the “Closing Documents”).

8.2 Authorization and Execution. This Agreement and all of the Seller’s Closing Documents have been duly authorized by all necessary action on the part of the Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable against Seller in accordance with its terms. The individual executing this Agreement and each Closing Document for and on behalf of Seller, has the full power and authority to do so.

8.3 Title; Other Real Estate Matters. Seller holds good, marketable, fee simple title to the Property. Seller has not entered into, and during the pendency of this Agreement shall not invite, respond to or enter into, any other negotiations, letter of intent, option, agreement or contract to sell or lease the Property. Except for that certain Lease described in Section 3 hereof, there has not been any lease, sublease, assignment, or security agreement entered into by Seller with respect to the Property, and the Property is not subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever. There are no disputes concerning the location of the lines and corners of the Property.

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8.4 Compliance with Laws. There are no, and Seller has received no notice of any violations of, any law, municipal or county ordinance, or other legal requirement with respect to the Property or any part thereof.

8.5 Hazardous Substance or Waste. To the best of Seller’s knowledge and belief, the Property contains no hazardous substance or waste, and there are no underground storage tanks on the Property. Seller has not stored, released or discharged any hazardous substance or waste on the Property. Seller has not received any complaint, order, citation, or notice from any governmental authority or private party with regard to the presence of hazardous substances or waste or other environmental problems affecting the Property.

8.6 Litigation. There is no pending or threatened, litigation or judicial proceeding against Seller or relating to any or all of the Property such as would affect the Property or Seller’s ability to carry out the transaction contemplated by this Agreement.

8.7 Consents and Approvals. Seller has the right, power, and authority to enter into this Agreement and each of the Closing Documents. Seller has obtained all consents and approvals required to enter into this Agreement and perform its obligations hereunder and under each of the Closing Documents. No other consents, approvals, resolutions, or votes are required.

8.8 No Notice of Condemnation. There is no pending, threatened or, to the best of Seller’s knowledge and belief, contemplated action by any governmental authority or any entity having the power of eminent domain, which might result in any part of the Property being taken by condemnation or conveyed in lieu thereof.

8.9 Right to Purchase. Seller has not granted to any individual or business entity other than Purchaser, any right to purchase the Property, or any portion thereof or interest therein.

8.10 Brokers. Seller has not engaged any broker to represent Seller in connection with the sale of the Property and the procurement of this Agreement. Seller agrees to defend and hold Purchaser and its affiliates harmless from, and shall indemnify Purchaser and its affiliates against, any and all commissions, fees and expenses due and payable to, or claimed by, any broker claiming by, through or under Seller.

8.11 Additional Agreements. From and after the Effective Date of this Agreement through and including the Closing, Seller shall maintain the Property, at Seller’s expense, in the same manner as Seller has maintained the Property prior to the Effective Date of this Agreement. Seller shall deliver the Property to Purchaser at Closing in the same condition as on the date hereof, natural wear and tear excepted. Seller shall not convey, transfer, option, lease, encumber, pledge or assign the Property or any right or interest therein or thereto or grant any easement, lien, or encumbrance thereon prior to Closing and the risk of loss for any casualty to the Property shall remain upon Seller prior to Closing.

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8.12 Disclosure. No representations, warranties, assurances or statements by Seller in this Agreement and no statement contained in any document, certificates or other writings furnished or to be furnished by Seller to Purchaser or any of its representatives contains or will contain any untrue statement of material fact, or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. Seller shall promptly notify Purchaser in writing of any event or condition known to Seller which occurs prior to Closing and which causes a material change in the facts relating to, or the truth of, any of the representations and warranties listed above. Any notification given shall not have any effect for purposes of determining satisfaction of any closing condition and shall be disregarded for purposes of determining the obligations of Seller and Purchaser’s exercise of remedies hereunder.

9. ASSIGNMENT; TIME. No party may assign this Agreement without the prior written consent of the other parties, except as provided in Section 13. Time is of the essence of this Agreement.

10. ENTIRE AGREEMENT. This Agreement is the entire agreement between Purchaser and Seller, and there are no oral or other written agreements or representations directly or indirectly connected with this Agreement. No modification of this Agreement shall be binding unless in writing and signed by Purchaser and Seller. The provisions of this Agreement are intended to be independent, and any term or provision of this Agreement that is declared invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement. Titles or captions of sections contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent on any provision hereof. This Agreement shall be construed under the laws of the State of Georgia. This Agreement may be executed and delivered, including by facsimile or electronic transmission, in counterparts, each of which shall be deemed an original and all of which taken together shall constitute the same instrument.

11. NOTICES. Any notice required or permitted to be given hereunder shall be deemed to be given when hand-delivered or one (1) business day after pickup by Federal Express, UPS, or similar overnight express delivery service, or when delivered by facsimile transmission with written acknowledgement of receipt, in any case addressed to the parties at their respective addresses referenced below:

If to	Greene County LTC, LLC
Purchaser:	213 Third Street
Macon, Georgia 31201
Attention: Sole Member
Fax No.: 478-743-4501

With a	Holland & Knight, LLP
copy to:	1180 West Peachtree Street, Suite 1800
Atlanta, Georgia 30308
Attention: Mark S. Lange, Esq.
Fax No.: 404-881-0470

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If to Seller:	WASH/GREENE, LLC
8480 E. Orchard Road
Suite 3600
Greenwood Village, CO 80111
Fax No.: _______________

12. CONDEMNATION. Seller agrees to give immediate written notice to Purchaser of any action, condemnation or proceeding threatened, pending or instituted for condemnation or other taking of all or any part of the Property prior to Closing. If, prior to Closing, all or any material part of the Property or access thereto is subject to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation, or sale in lieu thereof, then Purchaser, by written notice to Seller given within ten (10) business days following the date of Purchaser’s receipt of notice of such threat, condemnation or taking, or if earlier, the date of Closing, may elect to terminate this Agreement, whereupon this Agreement shall be terminated. If Purchaser does not elect to terminate this Agreement following any notice of a threat of or taking by condemnation of the Property within said period, or if earlier, the date of Closing, then this Agreement shall remain in full force and effect, and Purchaser will complete the transaction without reduction in the Purchase Price, and Seller shall assign to Purchaser at the Closing all of Seller’s rights, if any, to receive the award payable as a result of such proceeding. Upon Purchaser’s waiver of any right to terminate this Agreement, Seller agrees to allow Purchaser to cooperate in any negotiations for any condemnation or taking of the Property which might affect the intended use of the Property by Purchaser.

13. ASSIGNMENT BY THE PARTIES. Neither party shall assign or transfer or permit the assignment or transfer of its rights or obligations under this Agreement without the prior written consent of the other, any such assignment or transfer without such prior consent being hereby declared to be null and void; provided, however, that Purchaser shall have the right to either nominate one or more affiliates to take title to the Property or to certain components of the Property or to assign this Agreement to one or more affiliates without Seller’s consent.

14. EXCLUSIVITY. After the Effective Date, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated and Seller shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Property.

15. FORM OF CLOSING DOCUMENTS. To the extent that the form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in a form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Purchaser and Seller.

16. ATTORNEY’S FEES. In the event either party hereto finds it necessary to bring an action at law or other proceeding against the other Party to enforce or interpret any of the terms, covenants or conditions hereof, or any instrument executed pursuant to this Agreement, the party prevailing in any such action or proceeding shall be paid all costs, including reasonable attorney’s fees.

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17. CONFIDENTIALITY. Purchaser and Seller agree to keep the terms of this Agreement and any discussion between the parties relating to this matter confidential and not to disclose the terms or provisions of this Agreement or such discussions to any third party other than the parties’ attorneys or accountants who agree to be bound by the confidentiality provisions hereof, without the prior written consent of the non-disclosing party. The foregoing shall not apply as to any suit or action for enforcement of the terms of this Agreement.

18. SURVIVAL. The representations and warranties contained herein, as well as in the Deeds and other Closing Documents, shall survive the Closing.

19. SPECIFIC PERFORMANCE. The parties acknowledge that the transactions contemplated hereby are unique and specifically identifiable. Accordingly, the parties further agree and stipulate that, if the Closing does not occur on or before July 5, 2016 pursuant to Section 6, because of the willful failure of the Purchaser, on the one hand, or the Seller, on the other hand, to perform their respective obligations hereunder, (a) monetary damages and any other remedy at law will not be adequate, (b) the non-defaulting party shall be entitled to specific performance as the remedy for such breach, (c) each party agrees to waive any objection to the remedy of specific performance, and (d) each party agrees that the granting of specific performance by any court will not be deemed to be harsh or oppressive to the party who is ordered specifically to perform its obligations under this Agreement.

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[signatures on next page]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the dates hereafter set forth.

SELLER:

wash/greene, LLC,
a Georgia limited liability company

By:	/s/ Clifford L. Neuman
Name:	Clifford L. Neuman
Title:	Manager

PURCHASER:

greene county ltC, LLC,
a Georgia limited liability company

By:	/s/ Teresa W. Moody
Name:	Teresa W. Moody
Title:	President

EXHIBITS “a-1” and “A-2”

LEGAL DESCRIPTION

EXHIBIT “A-1”

ALL THAT TRACT OR PARCEL OF LAND LYING AND BEING IN GEORGIA MILITIA DISTRICT 140, CITY OF UNION POINT, GREENE COUNTY, GEORGIA; AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE INTERSECTION OF THE NORTHEASTERLY RIGHT OF WAY OF OLD CRAWFORDVILLE ROAD (40’ R/W) WITH THE SOUTHEASTERLY RIGHT OF WAY OF GEORGIA HIGHWAY NO. 44 (A.K.A. WASHINGTON HIGHWAY, 130’ R/W); THENCE TRAVELING ALONG THE SOUTHEASTERLY RIGHT OF WAY OF GEORGIA HIGHWAY NO. 44 NORTH 58 DEGREES 30 MINUTES 00 SECONDS EAST A DISTANCE OF 473.70 FEET TO A POINT; THENCE LEAVING SAID RIGHT OF WAY SOUTH 40 DEGREES 06 MINUTES 36 SECONDS EAST A DISTANCE OF 646.43 FEET TO A POINT; THENCE SOUTH 57 DEGREES 49 MINUTES 26 SECONDS WEST A DISTANCE OF 41.70 FEET TO A POINT; THENCE SOUTH 34 DEGREES 39 MINUTES 44 SECONDS EAST A DISTANCE OF 159.60 FEET TO A POINT; THENCE SOUTH 56 DEGREES 17 MINUTES 37 SECONDS WEST A DISTANCE OF 118.40 FEET TO A POINT; THENCE SOUTH 29 DEGREES 27 MINUTES 05 SECONDS EAST A DISTANCE OF 87.50 FEET TO A POINT; THENCE SOUTH 57 DEGREES 20 MINUTES 29 SECONDS WEST A DISTANCE OF 287.50 FEET TO A POINT ON THE NORTHEASTERLY RIGHT OF WAY OF OLD CRAWFORDVILLE ROAD; THENCE TRAVELING ALONG SAID RIGHT OF WAY NORTH 39 DEGREES 40 MINUTES 00 SECONDS WEST A DISTANCE OF 906.00 FEET TO THE POINT OF BEGINNING.

SAID TRACT OR PARCEL OF LAND CONTAINS 9.217 ACRES AND IS DEPICTED ON THAT ALTA/ACSM PLAT OF SURVEY, BY LANDPRO SURVEYING AND MAPPING, INC., SEALED AND CERTIFIED BY JAMES H. RADER, GRLS NO. 3033, DATED OCTOBER 24, 2013.

AND ALSO DESCRIBED AS FOLLOWS:

EXHIBIT “A-2”

ALL THAT TRACT OR PARCEL OF LAND lying and being in the 140th District, G.M. Greene County, Georgia, containing 9.112 acres, more or less, and being more particularly described as follows:

BEGINNING at the point where the northeastern boundary of the right-of-way of Old Crawfordville Road intersects the southeastern boundary of Georgia Highway No. 44, and running thence along the southeastern boundary of Georgia Highway No. 44, N 58° 30’ E, 473.7 feet to a point; thence S 40° 15’ E, 645.0 feet to a point; thence S 61° 30’ W, 41.7 feet to a point; thence S 32° 30’ E, 159.6 feet to a point; thence S 57° 30’ W, 122.5 feet to a point; thence S 32° 30’ E, 87.5 feet to a point; thence S 57° 30’ W, 287.5 feet to a point on the northeastern boundary of said Old Crawfordville Road; thence N 39° 40’ W, 906.0 feet along said boundary of said Old Crawfordville Road to the POINT OF BEGINNING; said property being described with reference to a plat of survey prepared by Perry D. Phelps, R.L.S., dated December 30, 1967, and recorded in Plat Book 6, Page 55, in the Office of the Clerk of the Superior Court of Greene County.